MASTER AGREEMENT

THIS MASTER AGREEMENT (this “Agreement”), dated effective as of August 19, 2008 (the “Effective Date”), is made by and among Eugene Science Inc., a Delaware corporation (“Eugene”); KIP Biotech, LLC, a Delaware limited liability company (“KIP”); Onbio Corporation, a Republic of Korea corporation (“Onbio”); Seung-Kwon Noh (“Noh”); ASA Opportunity Fund L.P., a Delaware limited partnership, Bradley Rotter, Zhonghua Chen, Scott Choi, Kang Du (collectively, the “Lenders”) and Benton H. Wilcoxon (“Wilcoxon,” collectively with the Lenders, “Creditors”).

WITNESSETH:

WHEREAS on or about August 24, 2007, the Lenders and SummitBridge National Investments LLC (“SummitBridge”) advanced funds to Eugene under the terms of that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”) and were issued notes (the “Notes,” collectively, with the Purchase Agreement, the “Loan Documents”) and warrants (the “Warrants”) in connection therewith;

WHEREAS Wilcoxon has purchased the Note held by SummitBridge;

WHEREAS Eugene is in the business of developing, manufacturing, and marketing nutraceuticals;

WHEREAS Eugene would like to terminate the Loan Documents and extinguish any rights, obligations, and conditions related thereto;

WHEREAS Onbio, which is related to and a shareholder in Eugene and intends to merge with Eugene, has agreed to transfer certain patents related to a composition enriched in diglyceride with conjugated linoleic acid to Eugene in exchange for good and valuable consideration provided by Eugene; and

WHEREAS Creditors, through KIP (a newly formed entity owned by Creditors), desire to exploit on a worldwide basis the products and intellectual property developed by Eugene for the benefit of Eugene and KIP.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.01 “Competing Products” means any and all products that compete in any market in any territory with Licensed Products, as defined herein, but which do not employ or are not produced by the practice of inventions described in any claim in any issued patent included within the Eugene Patents, as defined herein.

1.02 “Eugene Patents” means those patents and patent applications listed on Schedule A and any divisions, reissues, continuations, renewals, and extensions of the foregoing, and patents which may issue upon such applications.

1.03 “Improvement” means any modification to a component, element, material or process described by claims in the Eugene Patents or useful in practicing the inventions disclosed in the Eugene Patents which is first conceived and actually or constructively reduced to practice by Eugene or its contractors prior to the third anniversary of the Effective Date.

1.04 “Licensed Products” means any and all products which employ or are produced by the practice of inventions described in any claim in any issued patent included within the Eugene Patents.

1.05 “Net Sales Revenues” means gross sales receipts, including any commissions and royalties received, less (i) expenses incurred from the sale of Licensed Products and related taxes, duty fees and insurance on products sold and (ii) deductions for returns, discounts, allowances, credits and repayments due to rejections and defects.
1.06 As further defined and described in Section 2.04, “Onbio Patents” means those patents and patent applications listed on Schedule B and any divisions, reissues, continuations, renewals, and extensions of the foregoing, and patents which may issue upon such applications.

1.07 As further defined and described in Section 2.04, “Onbio Licensed Products” means any and all products which employ or are produced by the practice of inventions claimed in the Onbio Patents.

ARTICLE II.
ASSIGNMENT OF PATENTS

2.01 Assignment.

(a) Eugene hereby assigns all of its rights, title, and interest in and to the Eugene Patents to KIP. Eugene agrees to contemporaneously execute the Patent Assignment attached hereto as Exhibit A and subsequently execute other assignment documents that KIP may supply from time to time.

(b) Eugene agrees to cooperate fully with KIP to execute all documents necessary to transfer and record the change of ownership of the Eugene Patents to KIP and perform such other actions which may be or become necessary, expedient or as reasonably requested by KIP to effectuate and carry out the terms of this Agreement. Without limiting the generality of the foregoing, Eugene agrees to execute and deliver documents, including without limitation documents required by any government, to effect the assignment under this Agreement when requested by KIP.

2.02 Agreement to Extinguish Debt. In consideration of the foregoing assignments and the remaining terms and conditions of this Agreement, each of the Creditors does hereby release, cancel, forgive, and forever discharge the obligations of Eugene under the terms of the Loan Documents, but not the Warrants, from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise, except claims of fraud or intentional misrepresentation on the part of Eugene or any party associated with Eugene or claims arising out of this Agreement. In connection therewith, Creditors shall mark the Notes “canceled” and surrender the same to Eugene. Nothing in this section shall release Eugene of its obligation or ability to issue additional warrants pursuant to any existing and outstanding agreements between Eugene and any Creditors.

2.03 Maintenance and Right of First Refusal. Following the execution of this Agreement, the maintenance of all Eugene Patents successfully transferred to KIP shall be the responsibility of KIP. If KIP intends to abandon any of the Eugene Patents, KIP shall notify Eugene in writing of such intention upon the earlier of (i) KIP’s decision to abandon such patent(s) and (ii) ninety (90) days prior to such patent(s) becoming abandoned, and in either event, KIP shall provide Eugene the option of acquiring such patent(s) from KIP at no charge to Eugene other than related transfer expenses. If Eugene elects to acquire such patent(s) in writing within sixty (60) days after such notification, KIP shall take such actions and execute and deliver such documents as are necessary in order to transfer and assign such patents to Eugene.

2.04 Onbio Patents. Eugene and Onbio represent that they intend to consummate a merger subject to regulatory approvals. Within ninety (90) days of the completion of the merger, Eugene or the merged companies will transfer ownership of the Onbio Patents to KIP. Upon the execution of one or more assignments transferring ownership of the Onbio Patents to KIP, the parties agree that (i) for purposes of this Agreement “Onbio Patents” shall be considered “Eugene Patents,” and “Onbio Licensed Products” shall be considered “Licensed Products;” (ii) KIP grants to Eugene licenses to the Onbio Patents under the same terms and conditions as those provided in Sections 3.01(a), (b), and (c); and (iii) Section 3.01(d) shall be null and void.

ARTICLE III.
LICENSES

3.01 Grants. Subject to the terms and conditions set forth in this Agreement, the parties agree to the following license grants:

(a) KIP grants to Eugene an exclusive, revocable, nontransferable license to market and sell Licensed Products in Japan and the Republic of Korea.

(b) KIP grants to Eugene a nonexclusive, revocable, nontransferable license to market and sell Licensed Products in the People’s Republic of China.

(c) KIP grants to Eugene an exclusive, revocable, nontransferable license to manufacture Licensed Products (i) for sales in connection with Sections 3.01(a) and (b) and (ii) for sales to Archer-Daniels-Midland Company. This license shall not restrict KIP’s right to contract with third parties to manufacture Licensed Products for sale by KIP in territories other than Japan and the Republic of Korea or to customers other than Archer-Daniels-Midland Company.

(d) Onbio grants to KIP an exclusive, irrevocable, transferable license to make, use, and sell Onbio Licensed Products worldwide and to license others to make, use, and sell Onbio Licensed Products worldwide.

3.02 Revocability. KIP shall have the right in its sole discretion exercised in good faith, upon sixty (60) days notice of the same, to revoke any of the licenses granted in Sections 3.01(a), (b), and (c) if (i) Eugene fails to meet the best available fully loaded cost of delivered goods available in the markets of Japan or the Republic of Korea with respect to delivered cost, volume, or delivery after being notified of such failure and being given ten business days to match the best market rate, or (ii) Eugene manufactures or sells Licensed Products that are materially defective or otherwise cause material injury to the reputation of KIP or Licensed Products in any territory due to product quality, including any failure to properly package or ship products which materially affects product quality. In addition, KIP shall have the right to convert any of the licenses granted in Sections 3.01(a) and (c) from exclusive to nonexclusive under these same conditions. Failure of KIP to exercise any right in this section for any period of time shall not constitute a waiver of the rights granted herein.

3.03 Sublicensing Prohibited. Eugene shall not sublicense any license or right granted by KIP herein without the express written consent of KIP, and any purported sublicense or transfer of any such license or right without the express written consent of KIP shall be null and void.

3.04 Marking. Eugene agrees to mark all Licensed Products sold by it under the licenses granted with the words “Patent Pending,” “Patent,” or “Patents” and the number or numbers of the Eugene Patents applicable thereto.

ARTICLE IV.
IMPROVEMENTS AND COOPERATION

4.01 Improvements.

(a) Eugene shall disclose to KIP all information in its possession pertaining to each and every Improvement which may be necessary or useful for the preparation and filing of patent applications for the protection of such Improvement. Such disclosure shall take place within thirty (30) days of the Improvement being actually or constructively reduced to practice. Eugene shall thereafter supply to KIP such additional information as may be necessary or desirable to facilitate prosecution of such applications.

(b) KIP shall have the exclusive right to file patent applications worldwide based upon any Improvement. KIP shall inform Eugene in writing of its election to exercise its exclusive right to file patent applications based upon any Improvement within thirty (30) days of the disclosure thereof pursuant to the preceding paragraph. Eugene agrees to cooperate fully with KIP to provide information and perform such actions which may be or become necessary, expedient or as reasonably requested by KIP to effectuate and carry out its right to file. Eugene hereby assigns to KIP the entire right, title and interest in and to all Improvements on which KIP exercises its right to file. Eugene agrees to execute and deliver documents, including without limitation documents required by any government, to effect any assignment under this paragraph when requested by KIP.

(c) For any Improvement on which KIP declines to exercise its right to file pursuant to the prior paragraph, expressly or otherwise, Eugene may file patent applications based upon any such Improvement and shall have no obligation to assign any resulting patent or patent application to KIP; provided that Eugene shall comply with all provisions of this Agreement with respect to any Improvement for which the practice of said Improvement results in a product that is a Licensed Product or a Competing Product.

4.02 Competing Products. Eugene and Onbio may develop Competing Products subject to the following conditions:

(a) Eugene and Onbio agree to grant and hereby grant to KIP (i) an exclusive, irrevocable, perpetual license to manufacture and sell Competing Products owned by Eugene or Onbio in all territories except the People’s Republic of China, Japan, and the Republic of Korea, and (ii) a nonexclusive, irrevocable, perpetual license to manufacture and sell Competing Products owned by Eugene or Onbio in the People’s Republic of China. All other rights are reserved to Eugene and Onbio.

(b) KIP shall pay a royalty to Eugene for any Competing Products sold by KIP under a license granted in the preceding paragraph in accordance with the payment terms provided in Section 6.02 and related sections of this Agreement.

(c) Eugene and Onbio shall pay KIP for any Competing Products owned by Eugene or Onbio and sold by Eugene or Onbio prior to the third anniversary of the Effective Date, in accordance with the royalty terms provided in Section 6.01(a) and related sections of this Agreement.

4.03 Joint Inventions.

(a) Each party hereto shall grant any consents necessary to the other in the event one or more countries require the consent of inventors or assignees to the grant of licenses or rights under patents issued for joint inventions, and shall obtain such consent from its employees, officers and/or contractors as required to make full and effective any such licenses and rights respecting any Eugene Patent.

(b) Each party shall obtain whatever other consents are necessary to make full and effective such licenses and rights respecting any joint invention purported to be granted by it hereunder. If, in spite of such reasonable steps, such party is unable to obtain the requisite consents from such third parties, the resulting inability of such party to make full and effective its purported grant of such licenses and rights shall not be considered to be a breach of this Agreement.

4.04 Infringement by Third Parties.

(a) Eugene shall notify KIP in writing within ten (10) days of learning of any alleged or threatened infringement of any patent right licensed or assigned in this Agreement.

(b) In Japan and the Republic of Korea, Eugene, in its own name or jointly with KIP (if required by law), will bring and will diligently prosecute suits for infringement of the Eugene Patents.

(c) Outside of Japan and the Republic of Korea, KIP shall have the sole right to bring and control any action or proceeding with respect to infringement of any licensed right in its sole discretion, at its own expense, and by counsel of its own choice. Eugene agrees to cooperate fully in any such action or proceeding on issues related to the validity of any of the Eugene Patents.

(d) In the event either KIP or Eugene brings an infringement action in accordance with this section, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.

4.05 Infringement of Third Party Rights. Subject to Article 9, Eugene shall promptly notify KIP in writing of any allegation by a third party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such third party. KIP shall have the sole right to control any defense of any such claim involving alleged infringement of third party rights by KIP’s activities at its own expense and by counsel of its own choice.

4.06 Non-Interference.

(a) Eugene and Onbio agree that they will not (i) interfere with KIP’s rights to exploit the Eugene Patents, (ii) take any position or make any statement inconsistent with KIP’s ownership of the Eugene Patents or the continued validity and commercial viability of the Eugene Patents, or (iii) vilify, disparage, slander or defame KIP, or any of its officers, board members, employees, businesses or business practices.

(b) Eugene shall not sell or provide Licensed Products to any person or entity which Eugene knows or has any reason to know is distributing Licensed Products in territories other than Japan, the Republic of Korea, and the People’s Republic of China.

ARTICLE V.
SUPPLEMENTAL AGREEMENTS

5.01 Technical and Sales Support. Eugene agrees to provide technical and sales support to KIP and its customers for all sales generated by KIP of any products sold outside of Japan and the Republic of Korea at all times during the term of this Agreement. In addition to other remedies KIP may have at law or in equity, in the event that that the technical and sales support is not provided in a meaningful way, KIP may suspend any payment due hereunder in good faith, provided that Eugene fails to resolve any issues with the technical and sales support after being given seven (7) business days written notice of such issues.

5.02 Japan CZ Patent. Eugene shall make best efforts in good faith to secure a release of the pledge in favor of Hokuyo Koeki and Early Bird relating to the Japan CZ patent, Patent No. 3535147 (the “CZ Patent”) on or before December 31, 2008. At its sole discretion, KIP may make payments otherwise due Eugene under Section 6.02 directly to Hokuyo Koeki and Early Bird in order to satisfy any amounts owed by Eugene to Hokuyo Koeki and Early Bird and thus obtain release of the pledge.

5.03 Account Relationships. Absent any contractual restrictions on assignment that cannot be reasonably overcome, Eugene will transfer all of its customer accounts (including Archer-Daniels-Midland Company) to KIP within thirty (30) days of the date of this Agreement in all territories other than the Republic of Korea, Japan and the People’s Republic of China. Eugene will thereafter direct all correspondence related to such accounts to the appropriate representatives of KIP.

5.04 Archer-Daniels-Midland Contract. Eugene and KIP acknowledge and agree that KIP will use its commercially reasonable efforts to renegotiate the Strategic Alliance Agreement of April 8, 2004 between Archer-Daniels-Midland Company and Eugene in order to increase revenue receipts to Eugene and/or KIP.

5.05 AD/ADD Tonnage Study. KIP may at its discretion pay KRIBB Republic of Korean Research Institute for Bioscience & Biotechnology the balance owing to receive the completed AD/ADD tonnage study.

5.06 Agreement between Noh and KIP. Noh and KIP agree to enter into a consulting and noncompetition agreement within ninety (90) days of the Effective Date, under the terms of which Noh will provide continued research and development expertise to KIP to the exclusion of parties other than Eugene, and KIP will provide market based equity incentives to Noh whereby Noh will participate in the scientific and economic successes of KIP and its affiliates.

5.07 CZ Oil. Eugene, Onbio, and KIP acknowledge the existence of potential third-party rights relative to sterol products that can be integrated to edible oils (“CZO”). Eugene and Onbio hereby agree to use their commercially reasonable best efforts to secure exclusive access to all rights, title, and interest associated with the development of CZO for the exclusive benefit of Eugene and KIP and their affiliates under the terms of this Agreement.

5.08 CZ Soluble. Eugene, Onbio, and KIP acknowledge the existence of potential third-party rights relative to water soluble sterol products (“CZ Soluble”). Eugene and Onbio hereby agree to use their commercially reasonable best efforts to secure exclusive access to all rights, title, and interest associated with the development of CZ Soluble for the exclusive benefit of Eugene and KIP and their affiliates under the terms of this Agreement.

ARTICLE VI.
ROYALTIES AND PAYMENTS

6.01 Royalty from Eugene to KIP.

(a) Eugene shall pay a royalty to KIP in the amount of five percent (5%) of its Net Sales Revenues directly or indirectly received by Eugene from the sale or lease of any Licensed Products.

(b) Eugene shall pay a royalty to KIP in the amount of seven and a half percent (7.5%) of its Net Sales Revenues directly or indirectly received from Archer-Daniels-Midland Company by Eugene from the sale or lease of any Licensed Products until Eugene has successfully transferred its Archer-Daniels-Midland account to KIP, at which time Eugene shall have no obligation to pay a royalty under this Section 6.01(b).

6.02 Payment from KIP to Eugene. Subject to the Payment Advance Addendum attached hereto as Exhibit B, KIP shall pay Eugene in the amount of five percent (5%) of its Net Sales Revenues directly or indirectly received by KIP from the sale of any products which employ or are produced by the practice of inventions claimed in the Eugene Patents while such patent claims are valid and enforceable.

6.03 Future Sale of Patents. In the event that KIP sells, assigns or otherwise transfers (other than a license) any of the Eugene Patents, KIP shall pay the appropriate amount(s) set forth below. The payment of such amount shall extinguish the obligations of KIP to make the payments set forth in Section 6.02 with respect to the Eugene Patents so transferred.

(a) If the sale, assignment or transfer occurs within twelve (12) months of the Effective Date, KIP shall pay Eugene thirty percent (30%) of the net proceeds of such sale.

(b) If the sale, assignment or transfer occurs between twelve (12) and twenty-four (24) months after the Effective Date, KIP shall pay Eugene twenty percent (20%) of the net proceeds of such sale.

(c) If the sale, assignment or transfer occurs more than twenty-four (24) months after the Effective Date, KIP shall pay Eugene ten percent (10%) of the net proceeds of such sale.

As used herein, the term “net proceeds” shall mean the gross amount received from a purchaser of the Eugene Patents less all expenses in connection with offering, selling, transferring and assigning such Eugene Patents and all maintenance and enhancement fees paid by KIP in connection with the maintenance of the Eugene Patents as well as any costs incurred by litigation involving the transfer, assignment or validity thereof. In the event that the Eugene Patents are transferred in connection with the sale of any other assets of KIP, the accountants regularly servicing the books and records of KIP shall in good faith determine the relative proportion of value paid which is attributed to the Eugene Patents. Payments of such net proceeds (whether in the form of cash, principal and interest, securities or royalties) to Eugene shall be made within fifteen (15) days of the actual receipt thereof by KIP.

6.04 Accrual, Reports, Records, and Payments.

(a) Within thirty (30) days after the end of each calendar quarter, Eugene agrees to provide KIP with a written report indicating (i) Eugene’s Net Sales Revenues during the just completed calendar quarter resulting from sales of Licensed Products and any and all products or services generated from or using, incorporating or otherwise involving Licensed Products, and (ii) the amount of the royalties due for such calendar quarter. Simultaneously with making such report, Eugene shall pay to KIP the amount of royalties then due. Eugene shall have no obligation to pay KIP while any uncured material breach of this Agreement remains outstanding; provided that KIP has not cured such breach after thirty (30) days of Eugene having identified such breach to KIP in writing in lieu of or in addition to a written report.

(b) Subject to the Payment Advance Addendum attached hereto as Exhibit B, within thirty (30) days after the end of each calendar quarter, KIP agrees to provide Eugene with a written report indicating (i) KIP’s Net Sales Revenues during the just completed calendar quarter resulting from sales of any products which employ or are produced by the practice of inventions claimed in the Eugene Patents while such claims are valid and enforceable, and (ii) the amount of payment due for such calendar quarter. Simultaneously with making such report, KIP shall pay to Eugene the amount then due. KIP shall have no obligation to pay Eugene while any uncured material breach of this Agreement remains outstanding, provided that Eugene has not cured such breach after thirty (30) days of KIP having identified such breach to Eugene in writing in lieu of or in addition to a written report.

(c) Each of KIP and Eugene shall in good faith keep detailed and accurate records with respect to all products and shall furnish any information which the other party may reasonably prescribe from time to time to enable it to ascertain the proper royalty or payment due hereunder on account of products sold. The other party shall have the right through its accredited auditors to make an examination, during normal business hours, of all records and accounts bearing upon the amount payable to it hereunder. Prompt adjustment shall be made to compensate for any material errors or omissions disclosed by such examination.

(d) Obligations to pay accrued amounts of royalties or payments shall survive termination of licenses and rights under the terms of the Agreement, but in no event shall any new royalty or payment be due or owing on any expired patent.

(e) Payments by either Eugene or KIP may be made to the other party at the addresses specified in this Agreement. Alternatively, payments may be made by bank wire transfers by arrangement of the parties.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES

7.01 Mutual Representations and Warranties. Each of Eugene, Onbio and KIP hereby represents, warrants, and covenants to the other party the following:

(a) It is a corporation duly organized and validly existing and in good standing under the laws of the state, country, province or territory of its incorporation and is in good standing in each other jurisdiction where a failure to be in good standing would have a material adverse effect on the operations of such party.

(b) It has all necessary right, power and authority to enter into this Agreement and perform its obligations hereunder, and, in so doing, will not violate any other agreement to which it is a party.

(c) It has taken all corporate action necessary to authorize the execution and delivery of this Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms.

7.02 Eugene’s Representations and Warranties. Eugene specifically represents, warrants, and covenants that:

(a) it has full authority to execute this Agreement;

(b) its execution, delivery, and performance of this Agreement will not violate any judgment, award, decree, agreement, or other instrument to which it is a party;

(c) it is not required to obtain any approval, authorization, consent, order, or action of or filing with any court, administrative agency, or other governmental authority for it to execute and deliver this Agreement;

(d) there are no actions, suits or proceedings now pending or threatened relating to the Eugene Patents or threatened against Eugene, or before or by any governmental agency or instrumentality;

(e) it is the sole and exclusive owner of the Eugene Patents, including all the rights and title associated with such an interest, and the Eugene Patents are free of all liens, claims, security interests, and other encumbrances other than those running in favor of Creditors and the pledge on the CZ Patent, and upon execution of the Patent Assignment attached hereto as Exhibit A, KIP will receive the Eugene Patents free and clear of any and all such encumbrances, except the pledge on the CZ Patent;

(f) it is and will be the sole and exclusive owner of all Improvements; and

(g) its Licensed Products will conform to all specifications and quality control standards that KIP may provide from time to time.

ARTICLE VIII.
TERM AND TERMINATION

8.01 Term. This Agreement shall continue in effect until the expiration of the last to expire of the Eugene Patents or upon termination as described in this Article.

8.02 Termination for Cause. KIP may terminate any number of the licenses and rights granted by it to Eugene hereunder if (i) Eugene fails to make commercially reasonable efforts to exploit the Licensed Products in Japan, the Republic of Korea, and the People’s Republic of China; (ii) Eugene sells or transships Licensed Products outside of Japan, the Republic of Korea, and the People’s Republic of China; or (iii) Eugene or Onbio materially breaches this agreement; provided that KIP has given Eugene thirty (30) days written notice of (a) such failure to exploit, faulty sale or transshipment, or material breach, as applicable; (b) the effective date of termination; and (c) any affected patent, product, and/or territory; and Eugene has failed to cure or adequately explain to KIP’s satisfaction such failure to exploit, faulty sale or transshipment, or material breach, as the case may be, within said thirty (30) days.

8.03 Insolvency. Either party may terminate this Agreement immediately upon written notice if the other party ceases conducting business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors, or any other insolvency or bankruptcy proceeding or other similar proceeding for the settlement of the other party’s debt is instituted. Upon termination of this Agreement under this section the licenses granted by KIP shall automatically terminate.

8.04 Survival. The obligations and rights of the parties under Article 4, Article 9 and Sections 2.01 and 6.04 shall survive expiration or termination of this Agreement or any portion thereof. All other provisions of this Agreement shall be of no further force and effect upon expiration or termination of this Agreement. Notwithstanding the foregoing, expiration or termination of this Agreement shall not release either party from any obligation that has accrued prior to such expiration or termination, including without limitation any obligation to pay any amount which became due and payable under the terms and conditions of this Agreement prior to such expiration or termination.

ARTICLE IX.
INDEMNIFICATION

9.01 Mutual Indemnification. Each party agrees to indemnify and hold the other parties and its affiliates, officers, directors, employees, agents and shareholders harmless against any and all losses, liabilities, damages, claims, judgments, demands, and expenses (including reasonable attorneys' fees) and costs (together or individually, a "Loss") arising out of or in connection with the breach by the indemnifying party of any of its representations or warranties or the nonperformance, partial or total, of any covenants of the indemnifying party contained in this Agreement.

9.02 KIP’s Additional Indemnification. KIP further agrees to indemnify, defend and hold Eugene and Onbio and its directors officers, employees and agents (“Eugene/Onbio Indemnities”) harmless from and against any and all Losses to which any Eugene/Onbio Indemnities may becomes subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise directly or indirectly out of: (a) the practice by KIP of any license granted to it hereunder; or (b) the manufacture, use, handling, storage, sale or other disposition of any product licensed hereunder by KIP; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of a Eugene/Onbio Indemnities or the breach by Eugene or Onbio of any warranty, representation, covenant or agreement made by Eugene or Onbio in this Agreement.

9.03 Eugene’s Additional Indemnification. Eugene further agrees to indemnify, defend and hold KIP and its directors, officers, employees and agents (“KIP Indemnitees”) harmless from and against any and all Losses, to which any KIP Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise directly or indirectly out of: (a) the practice by Eugene of any license granted to it hereunder; (b) the manufacture, use, handling, storage, sale or other disposition of any Licensed Product by Eugene; (c) any dispute regarding the ownership of any Improvement; or (d) any dispute regarding the inventorship or ownership of any Eugene Patent arising out of any transaction or occurrence taking place on or before the assignment of said patent to KIP; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any KIP Indemnitee or the breach by KIP of any warranty, representation, covenant or agreement made by KIP in this Agreement. Eugene will indemnify KIP for any damages suffered by KIP in connection with its failure to secure the release of the pledge on the CZ Patent.

9.04 Conditions to Indemnification. As a condition to the indemnified party's right to indemnification under this Article IX, the indemnified party shall give prompt notice to the indemnifying party of any suits, claims or demands by third parties or the indemnified party which may give rise to any Loss for which indemnification may be required under this Article IX. The indemnifying party shall be entitled to assume the defense and control of any suit, claim or demand of any third party at its own cost and expense; provided, however, that (i) the other party shall have the right to be represented by its own counsel at its own cost in such matters, and (ii) any settlement of such suit, claim or demand shall be subject to the prior written consent of such other party, which consent shall not be withheld or delayed unreasonably.

ARTICLE X.
MISCELLANEOUS PROVISIONS

10.01 Nonassignability. KIP has entered into this Agreement in contemplation of personal performance by Eugene and Noh and intends that the licenses, rights, and obligations hereunder shall not be transferred to third parties without KIP's express written consent. KIP shall have the right to transfer ownership of this agreement in whole or in part.

10.02 Confidential Information. The parties may provide to each other certain valuable confidential trade secret information under this Agreement including, but not limited to, financial information, marketing information, product samples, specifications, methods of operation, techniques, trade secrets, documentation, systems, ideas, know-how, and concepts related thereto. Each party agrees to hold such confidential information in confidence and not to disclose any confidential information at any time to third parties or use such information for the benefit of third parties without the express written authorization of the disclosing party.

10.03 Governing Law; Proceedings. This Agreement and the respective rights and obligations of the parties hereto shall be governed by the laws of the state of Minnesota. With respect to any dispute, controversy or claim arising out of or relating to this Agreement or the relationship between the parties, each party hereto agrees and consents to jurisdiction of and exclusive venue in the United States District Court, District of Minnesota, Fourth Division or in the Minnesota State Courts, Hennepin County, Fourth Judicial District. Each party hereby irrevocably (i) submits to the jurisdiction of such courts and (ii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.

10.04 Contractor Status. Nothing contained in this Agreement or otherwise shall be deemed to create any agency, employment, partnership or joint venture among the parties hereto. No party hereto, nor any of their employees will hold itself/themselves out as anything but an independent contractor of one another based upon this Agreement.

10.05 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly served or delivered (i) upon actual physical delivery when delivered in person or via courier such as Federal Express, (ii) if sent by facsimile to the facsimile number of such party set forth hereinafter, upon receipt of confirmation of the transmission thereof to that number, provided that the sender thereof mails a copy of such notice, request, demand or other communication by the business day next succeeding the date such facsimile or email was transmitted, or (iii) if mailed, on the fourth business day after being deposited in the United States Mail, provided it is sent by certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a) if to Eugene Science Inc., to:

Eugene Science, Inc
8th Floor, LG Palace Building
165-8 Donggyo-Dong, Mapo-Gu
Seoul, Republic of Korea
Attn: Chief Executive Officer
Fax: 82-2-338-6096

With a copy (which will not constitute notice) to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive
Newport Beach, CA 92660
Attn: Shivbir Grewal
Fax: (949) 725-4100

(b) if to the Creditors or KIP, to:

ASA Opportunity Fund L.P.
c/o ASA OF Advisors LLC, General Partner
601 Carlson Pkwy #610
Minnetonka, MN, 55305
Attn: Robert D. Furst, Jr., Managing Member
Fax: (952) 847-2451

With a copy (which will not constitute notice) to:

Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, MN 55402
Attn: Scott J. Dongoske
Fax: (612) 604-6800

Any party hereto may from time to time, by written notice to the other parties given in the manner hereinabove set forth, designate a different address or different facsimile number, which shall be substituted for the one specified above for such party.

10.06 Integration. This Agreement, together with all Exhibits and Schedules referred to herein, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior discussions between them. None of the parties shall be bound by any warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein or in a writing signed contemporaneously with or subsequent to execution hereof by an authorized representative of the party to be bound thereby.

10.07 Attorney Fees. If any party brings a legal action or other proceeding to enforce this Agreement, or because of an alleged dispute, breach, default or misrepresentation relating to this Agreement, the successful or prevailing party in such dispute shall be entitled to recover reasonable attorney’s fees and other costs incurred in such action or proceeding. Such relief shall be in addition to any other relief to which that party may be entitled.

10.08 Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns.

10.09 Amendments. This Agreement may not be changed or modified except in a writing signed by the parties hereto.

10.10 Waiver. A failure or delay of either Party to enforce any of the provisions of this Agreement may in no way be construed to be a waiver of such provision.

10.11 Savings. Any provision of this Agreement that is invalid, illegal, or unenforceable for any reason shall be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions or rendering any other provision of this Agreement invalid, illegal, or unenforceable.

10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one document. Facsimile and facsimile signatures shall be deemed originals in all cases.

10.13 Force Majeure. No party hereto shall be liable for failures or delays in performance hereunder due to fire, explosion, breakdown of plant, lockout, labor dispute, casualty or accident, lack or failure of source of supply of labor, raw materials, power or supplies, acts of God or the public enemy, interference by civil or military authority, compliance with laws of any governmental authority, or any other cause beyond the control of the party in question.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first written above.

EUGENE SCIENCE INC.		KIP BIOTECH, LLC

By:	/s/ Christopher Craney	By:	/s/ Robert D. Furst Jr.
Name:	Christopher Craney	Name:	Robert D. Furst Jr.
Title:	President and CEO	Title:	Managing Member

ASA OPPORTUNITY FUND L.P.		ONBIO CORPORATION

By:	/s/ Robert D. Furst Jr.	By:	/s/ Seung-Kwon Noh
Name:	Robert D. Furst Jr.	Name:	Seung-Kwon Noh
Title:	Managing Member of General Partner	Title:	President

/s/ Bradley Rotter		/s/ Zhonghua Chen
Bradley Rotter		Zhonghua Chen

/s/ Scott Choi		/s/ Seung-Kwon Noh
Scott Choi		Seung-Kwon Noh

/s/Kang Du		/s/ Benton H. Wilcoxon
Kang Du		Benton H Wilcoxon